Contact:
Euronet Worldwide, Inc.
Sean Keenan
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2018 Financial Results

LEAWOOD, KANSAS, USA - April 24, 2018 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2018 financial results.

Euronet reports the following consolidated results for the first quarter 2018 compared with the same period of 2017:

•	Revenues of $550.5 million, a 16% increase from $473.4 million (7% increase on a constant currency(1) basis).

•	Operating income of $45.5 million, a 10% increase from $41.3 million (no change on a constant currency basis).

•	Adjusted operating income(2) of $45.5 million, a 7% increase from $42.5 million (3% decrease on a constant currency basis).

•	Adjusted EBITDA(3) of $75.5 million, an 11% increase from $67.8 million (1% increase on a constant currency basis).

•	Net income attributable to Euronet of $26.4 million or $0.49 diluted earnings per share, compared with net income of $28.1 million or $0.51 diluted earnings per share.

•	Adjusted earnings per share(4) of $0.73, no change from $0.73.

•	Transactions of 904 million, a 5% increase from 865 million.

"I am pleased we continued to deliver double-digit revenue growth in the first quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "The investments made in the EFT and Money Transfer segments through operating costs and capital expenditures have positioned the Company for continued revenue and earnings growth in the future. Epay contributed modest earnings growth on a constant dollar basis from non-mobile expansion to offset mobile declines and effective cost management."

First quarter revenue reflects the prospective adoption of Accounting Standards Codification Topic 606 (ASC 606) which resulted in a decrease in the reporting of certain epay revenues along with a decrease in direct costs resulting in no change in gross profit. Without the adoption of this accounting standard beginning in the first quarter 2018, consolidated revenues would have increased 21% on a reported basis and 11% on a constant currency basis.

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results
The EFT Processing Segment reports the following results for the first quarter 2018 compared with the same period or date in 2017:

•	Revenues of $135.7 million, a 28% increase from $105.8 million (15% increase on a constant currency basis).

•	Operating income of $11.5 million, a 5% increase from $11.0 million (no change on a constant currency basis).

•	Adjusted EBITDA of $27.7 million, a 21% increase from $22.8 million (11% increase on a constant currency basis).

•	Transactions of 622 million, a 16% increase from 537 million.

•	Operated 38,358 ATMs as of March 31, 2018, a 9% increase from 35,145.

First quarter constant currency revenue and adjusted EBITDA growth was largely the result of a 9% year-over-year increase in active ATMs, a 16% increase in transactions and the prior year negative impact related to India demonetization efforts. The increases in ATMs and transactions were primarily from growth in Europe and India - including an increase in the number of value added transactions on both ATMs and point-of-sale terminals. The EFT Segment's addition of 812 high-value ATMs contributed to higher operating costs during the seasonally weaker first quarter, but positions the segment for a continuation of strong revenue growth throughout the seasonally stronger second, third and fourth quarters.

The epay Segment reports the following results for the first quarter 2018 compared with the same period or date in 2017:

•	Revenues of $176.8 million, an 8% increase from $164.2 million (1% decrease on a constant currency basis).

•	Operating income of $16.9 million, a 22% increase from $13.9 million (8% increase on a constant currency basis).

•	Adjusted EBITDA of $18.8 million, a 15% increase from $16.4 million (2% increase on a constant currency basis).

•	Transactions of 258 million, a 16% decrease from 308 million.

•	Point-of-sale ("POS") terminals of approximately 689,000 as of March 31, 2018, a 3% increase from approximately 666,000.

•	Retailer locations of approximately 326,000 as of March 31, 2018, a 6% increase from approximately 308,000.

Without the prospective adoption of ASC 606 beginning in the first quarter 2018, epay revenues would have increased 21% on a reported basis and 9% on a constant currency basis.

epay first quarter constant currency revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile transaction declines. The 16% decline in transactions was largely the result of the loss of a high-volume, low-margin mobile customer in the Middle East.

The Money Transfer Segment reports the following results for the first quarter 2018 compared with the same period or date in 2017:

•	Revenues of $238.9 million, a 17% increase from $203.9 million (11% increase on a constant currency basis).

•	Operating income of $26.5 million, a 2% increase from $26.1 million (7% decrease on a constant currency basis).

•	Adjusted EBITDA of $34.4 million, a 3% increase from $33.4 million (5% decrease on a constant currency basis).

•	Total transactions of 24.3 million, a 17% increase from 20.7 million.

•	Network locations of approximately 350,000 as of March 31, 2018, a 9% increase from approximately 321,000.

Double-digit constant currency revenue growth was driven by growth across most sectors of the Ria business, with notable strength coming from Digital, the Middle East, Europe and Malaysia, together with continued expansion of the Xe international payments business. Operating income and adjusted EBITDA were adversely impacted by the price reduction included in the April 2017 extension of the Walmart agreement, settlement of a legal dispute, expansion of the India payout network and an agent contract renegotiation.

First quarter money transfers grew 17% and non-transfer transactions, such as currency exchange and check cashing, grew 22%, resulting in total transaction growth of 17%.

Corporate and Other reports $9.4 million of expense for the first quarter 2018 compared with $9.7 million for the first quarter 2017. Excluding costs related to the proposed MoneyGram transaction, adjusted operating expense would have been $8.5 million for the first quarter 2017. Increased corporate expense is largely due to increased share-based compensation expense and professional fees.

Income tax expense under generally accepted accounting principles was $13.7 million and $9.0 million for the three months ended March 31, 2018 and 2017, respectively.  The increase in income tax expense was largely attributable to certain provisions of the Tax Cuts and Jobs Act (TCJA) signed into law on December 22, 2017 in the United States.  While the new tax legislation lowered corporate tax rates from 35% to 21%, it included provisions which required the full utilization of the Company’s net operating loss carryforwards to largely cover taxes on prior year undistributed foreign earnings as well as the provision for taxation of global intangible low-taxed income (GILTI).

Balance Sheet and Financial Position
Unrestricted cash on hand was $885.6 million as of March 31, 2018, compared to $819.1 million as of December 31, 2017. The increase in cash is due to borrowings under our revolving credit facility and cash generated from operations, partially offset by share repurchases, ATM cash requirements, capital expenditures and settlement timing in the business.

Total indebtedness was $635.0 million as of March 31, 2018, compared to $460.5 million as of December 31, 2017. Debt increased mainly as a result of borrowings under our revolving credit facility due to higher seasonal ATM cash requirements.

Guidance
The Company currently expects adjusted earnings per share for the second quarter 2018, assuming foreign currency exchange rates and the Company's share price remain stable through the end of the quarter, to be approximately $1.32.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding expenses related to the proposed MoneyGram acquisition.

(3) Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the proposed MoneyGram acquisition, and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the proposed MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, i) certain impacts of the tax reform legislation passed in 2017, and j) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 25, 2018, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 38,358 ATMs, approximately 263,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 689,000 POS terminals at approximately 326,000 retailer locations in 44 countries; and a global money transfer network of approximately 350,000 locations serving 149 countries. With corporate headquarters in Leawood, Kansas, USA, and 62 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including tax and immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the

SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2018	December 31,
	(unaudited)	2017

ASSETS
Current assets:
Cash and cash equivalents	$885.6	$819.1
Restricted cash	63.8	81.4
Trade accounts receivable, net	707.2	744.9
Prepaid expenses and other current assets	213.3	244.8

Total current assets	1,869.9	1,890.2

Property and equipment, net	280.6	268.3
Goodwill and acquired intangible assets, net	889.7	867.9
Other assets, net	115.3	113.6

Total assets	$3,155.5	$3,140.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,265.9	$1,361.0
Short-term debt obligations	52.4	46.7

Total current liabilities	1,318.3	1,407.7

Debt obligations, net of current portion	573.1	404.0
Capital lease obligations, net of current portion	9.5	9.8
Deferred income taxes	59.9	55.0
Other long-term liabilities	65.7	64.0

Total liabilities	2,026.5	1,940.5

Equity	1,129.0	1,199.5

Total liabilities and equity	$3,155.5	$3,140.0

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2018	2017

Revenues	$550.5	$473.4

Operating expenses:
Direct operating costs	343.3	296.6
Salaries and benefits	85.7	71.9
Selling, general and administrative	50.0	42.0
Depreciation and amortization	26.0	21.6
Total operating expenses	505.0	432.1
Operating income	45.5	41.3

Other income (expense):
Interest income	0.3	1.2
Interest expense	(7.6)	(7.2)
Loss from unconsolidated affiliates	(0.1)	—
Foreign currency exchange gain	1.9	1.7
Total other expense, net	(5.5)	(4.3)
Income before income taxes	40.0	37.0

Income tax expense	(13.7)	(9.0)

Net income	26.3	28.0
Net loss attributable to noncontrolling interests	0.1	0.1
Net income attributable to Euronet Worldwide, Inc.	$26.4	$28.1

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.49	$0.51

Diluted weighted average shares outstanding	53,953,246	54,921,779

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$26.3

Add: Income tax expense					13.7
Add: Total other expense, net					5.5

Operating income (expense)	$11.5	$16.9	$26.5	$(9.4)	$45.5

Add: Depreciation and amortization	16.2	1.9	7.9	—	26.0
Add: Share-based compensation	—	—	—	4.0	4.0

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$27.7	$18.8	$34.4	$(5.4)	$75.5

	Three months ended March 31, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$28.0

Add: Income tax expense					9.0
Add: Total other expense, net					4.3

Operating income (expense)	$11.0	$13.9	$26.1	$(9.7)	$41.3
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	1.2	1.2
Adjusted operating income (expense) (1)	11.0	13.9	26.1	(8.5)	42.5

Add: Depreciation and amortization	11.8	2.5	7.3	—	21.6
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses and share-based compensation (Adjusted EBITDA) (2)	$22.8	$16.4	$33.4	$(4.8)	$67.8

(1) Adjusted operating income excludes costs related to the proposed acquisition of MoneyGram and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2018	2017

Net income attributable to Euronet Worldwide, Inc.	$26.4	$28.1

Foreign currency exchange gain	(1.9)	(1.7)
Intangible asset amortization(1)	5.9	6.3
Share-based compensation(2)	4.0	3.7
Expenses incurred for proposed acquisition of MoneyGram(3)	—	1.2
Non-cash interest accretion(4)	2.8	2.7
Income tax effect of above adjustments(5)	(0.1)	(1.6)
Non-cash GAAP tax expense(6)	2.5	1.8

Adjusted earnings(7)	$39.6	$40.5

Adjusted earnings per share - diluted(7)	$0.73	$0.73

Diluted weighted average shares outstanding (GAAP)	53,953,246	54,921,779

Effect of unrecognized share-based compensation on diluted shares outstanding	280,727	284,102
Adjusted diluted weighted average shares outstanding	54,233,973	55,205,881

(1) Intangible asset amortization of $5.9 million and $6.3 million are included in depreciation and amortization expense of $26.0 million and $21.6 million for the three months ended March 31, 2018 and March 31, 2017, respectively, in the consolidated statements of income.

(2) Share-based compensation of $4.0 million and $3.7 million are included in salaries and benefits expense of $85.7 million and $71.9 million for the three months ended March 31, 2018 and March 31, 2017, respectively, in the consolidated statements of income.

(3) Expenses incurred for the proposed acquisition of MoneyGram of $1.2 million are included in the selling, general and administrative expenses of $42.0 million for the three months ended March 31, 2017, in the consolidated statements of income.

(4) Non-cash interest accretion of $2.8 million and $2.7 million are included in interest expense of $7.6 million and $7.2 million for the three months ended March 31, 2018 and March 31, 2017, respectively, in the consolidated statements of income.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) Adjustment is the U.S. GAAP tax expense recognized on certain items that will not be realized in cash in the current period. The most significant items are utilization of certain material net deferred tax assets and amortization of U.S. indefinite-lived intangible assets.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.